UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2017

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Road, Fairlawn, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

A. Schulman, Inc. (the “Company”) and A. Schulman Holdings S.a.r.l. (the “Foreign Borrower” and together with the Company, the “Borrowers”) as of October 10, 2017 entered into Amendment No. 1 (“Amendment No. 1”) to that certain Credit Agreement originally dated as of June 1, 2015 (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Global Agent, and the lenders named in the Credit Agreement (the “Credit Agreement”). The following summary of Amendment No. 1 to the Credit Agreement is qualified in its entirety by reference to the full text of Amendment No. 1, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Pursuant to Amendment No. 1, Section 6.09(a) of the Credit Agreement relating to Total Net Leverage Ratio requirements, was deleted in its entirety and replaced with revised net leverage ratio requirements to provide the Company additional financial flexibility. Failure to meet the net leverage ratio requirements as amended could result in acceleration of payment obligations pursuant to the Credit Agreement and termination of the obligations of the lenders to make loans and extend credit under the Credit Agreement. There were no other changes to the original terms of the Credit Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit Number	Description
10.1
Amendment No. 1, dated as of October 10, 2017, to the Credit Agreement dated as of June 1, 2015 by and among A. Schulman, Inc., A. Schulman S.a.r.l., and JPMorgan Chase Bank, N.A., as Administrative agent and J.P. Morgan Europe Limited as Global Agent, and the lenders named in the Credit Agreement.

99.1	Press Release, dated October 10, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ Andrean R. Horton
Andrean R. Horton
Executive Vice President & Chief Legal Officer

Date: October 10, 2017